Exhibit 99.1

KFORCE ANNOUNCES RECENT
BOARD REFRESHMENT ACTIVITIES

TAMPA, FL, March 4, 2021 — Kforce Inc. (Nasdaq: KFRC) announced certain recent additions to its Board of Directors as a result of its ongoing refreshment activities.

On March 2, 2021, Derrick Brooks accepted an offer to join Kforce’s Board of Directors (“Board”) and serve on the Board’s Corporate Governance Committee, effective immediately.
Mr. Brooks currently serves as the Executive Vice President of Corporate and Community Development of Vinik Sports Group (2019-present). Mr. Brooks previously served as the President of Tampa Bay Sports & Football Entertainment LLC, the owner of the Tampa Bay Storm Arena Football Team (2011-2019). Mr. Brooks also served as an NFL analyst for ESPN from 2009 to 2011. From 1995 to 2008, Mr. Brooks played for the Tampa Bay Buccaneers, was a Super Bowl Champion and a nine-time All-Pro. In addition to numerous other accomplishments during Mr. Brooks’ career, in 2014 he was inducted into the Pro Football Hall of Fame. Mr. Brooks also currently serves as an on field appeals officer for the National Football League (2014-present). Mr. Brooks served as the Managing Member of Brooks 55 Labor Enterprises, L.L.C., a full-service temporary and direct hire staffing company that provided staffing, administrative solutions, and on-time labor needs (2006-2012).
Mr. Brooks has a long history of outstanding community leadership. Mr. Brooks served as a member of the board of trustees of Florida State University (2003-2011). He has also served on the boards of the Florida Department of Education Foundation (2004-2010), St. Leo's University (2007-2010), the Florida Governor's Council on Physical Fitness (2007-2010), Brooks-DeBartolo Charities, Inc. (2006-present) and the Florida State Fair Authority (2017-present). Mr. Brooks is also the President and Founder of Derrick Brooks Charities, Inc. (2003-present) and Co-Chair of the Tampa Bay Super Bowl LV Host Committee (2019-2022). He also assisted with the opening of the first traditional charter high school in the Tampa Bay area - Brooks-DeBartolo Collegiate High School in 2007. Mr. Brooks was a recipient of the 2000 Walter Payton Man of the Year award, the league’s most prestigious honor for community service activities off the field as well as excellence on the field, and the 2004 Bryon White Award, which is given to one player each year for his charity work. In addition to a number of additional awards, Mr. Brooks received the 2003 Bart Starr Award honoring Starr’s lifelong commitment to serving as a positive role model to his family, teammates, and community.
Mr. Brooks graduated with a bachelor's degree in business communications and a Master's in Business Communications from Florida State University. He was also awarded an honorary Doctorate in Humane Letters from St. Leo's University in 2006.
In the fourth quarter of 2020, Catherine H. Cloudman accepted an offer to join Kforce’s Board and serve on the Board’s Corporate Governance Committee. Ms. Cloudman is a board member and chairs the Personnel and Compensation Committees of both Hussey Seating Company, a manufacturer of telescopic and stadium seating, and Systems Engineering, an ESOP owned IT managed services provider, since 2015. Additionally, she has been a board member since 2019 of Gorham Savings Bank, a 150-year-old community bank, where she chairs the Director’s Loan Committee and is a member of the Audit, Risk, and Technology committees. Ms. Cloudman also serves on the board of Waynflete School, an independent K-12 day school, where she is the Treasurer and incoming Board Chair. Ms. Cloudman was also a board member of private equity backed Village Fertility Pharmacy until 2020. Prior to becoming a board member, she was a founder and CFO at Apothecary by Design and its successor company Village Fertility Pharmacy, both of which are national specialty pharmacies.
Ms. Cloudman brings to the Board nearly 30 years of professional work experience as an entrepreneur, strategic advisor, executive and board member with a unique track record of successfully leading organizations in achieving their strategic goals. Ms. Cloudman is a Certified Public Accountant (CPA) and received a Bachelor of Science in each Accounting and Advertising from Syracuse University and a Master of Business Administration from Boston College.
David L. Dunkel, Kforce’s Chairman and Chief Executive Officer commented, “We are very pleased to welcome Ms. Cloudman and Mr. Brooks to our Board. Each of these extraordinarily accomplished individuals, both professionally and personally, bring diverse and valuable perspectives to our Board. Four years ago, we began, in earnest, a mission to refresh our Board with individuals with skillsets and backgrounds to lead our firm into the future. We are very proud to have Catherine and Derrick on our team.”

Exhibit 99.1

About Kforce
Kforce Inc. is a domestic professional staffing services and solutions firm that specializes in the areas of Technology and Finance and Accounting. Each year, through our network of field offices located throughout the U.S. and two national delivery centers, we provide opportunities for over 30,000 highly skilled professionals who work with over 3,000 clients, including a significant majority of the Fortune 500. At Kforce, our promise is to deliver great results through strategic partnership and knowledge sharing. For more information, please visit our website at http://www.kforce.com.
AT THE COMPANY
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927